SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                            FORM 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                    THE SECURITIES ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) FEBRUARY 16, 1996



                     SUPREME INDUSTRIES, INC.
       (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



         DELAWARE              1-8183                   75-1670945
     (STATE OR OTHER        (COMMISSION             (I.R.S. EMPLOYER
     JURISDICTION OF        FILE NUMBER)            IDENTIFICATION NO.)
     INCORPORATION)



        65140 U.S. 33 EAST, P.O. BOX 237, GOSHEN, INDIANA  46527
            (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)    (ZIP CODE)




REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (219)642-3070



ITEM 5. OTHER EVENTS

     THE BOARD OF DIRECTORS OF SUPREME INDUSTRIES, INC. (THE "COMPANY"), AT ITS QUARTERLY MEETING HELD ON FEBRUARY 16, 1996, APPROVED AN AMENDMENT TO THE COMPANY'S 1993 CALLABLE WARRANT AGREEMENT GOVERNING THE COMPANY'S 1993 CALLABLE WARRANTS (STS.WS) TO PROVIDE FOR THE GRANT BY THE COMPANY TO EACH HOLDER OF ITS 1993 CALLABLE WARRANTS OF AN OPTION TO CONVERT A PORTION OR ALL OF SUCH WARRANTS INTO THE COMPANY'S TEN-PERCENT PAR VALUE CLASS A COMMON STOCK (AMEX-STS) ON THE BASIS OF FIVE (5) WARRANTS FOR EACH SHARE OF CLASS A COMMON STOCK. CASH WILL BE PAID IN LIEU OF FRACTIONAL SHARES. THE EXCHANGE RATIO WAS DETERMINED BASED UPON THE WARRANTS' UNDERLYING ECONOMIC VALUE IN VIEW OF THE $7.125 CLOSING PRICE OF THE COMPANY'S CLASS A STOCK ON FEBRUARY 16.

     THE WARRANT HOLDERS WILL RECEIVE EXPANDED INFORMATION CONCERNING THEIR OPTIONS TO CONVERT 1993 CALLABLE WARRANTS INTO CLASS A COMMON STOCK BY WRITTEN NOTIFICATION FROM THE COMPANY'S TRANSFER AGENT, AMERICAN STOCK TRANSFER AND TRUST COMPANY. IN ORDER TO EXERCISE THE OPTION TO CONVERT, A WARRANT HOLDER MUST DELIVER WRITTEN NOTIFICATION TO THE COMPANY'S TRANSFER AGENT AFTER APRIL 30, 1996, AND ON OR BEFORE MIDNIGHT MAY 31, 1996.

     THE EXPIRATION DATE FOR THE COMPANY'S 1993 CALLABLE WARRANTS IS JUNE 9, 1996, AND THE COMPANY HAS PREVIOUSLY ADVISED THAT THIS EXPIRATION DATE WILL NOT BE EXTENDED. A HOLDER WHO DOES NOT ELECT TO EXERCISE THE ABOVE OPTION CAN STILL EXERCISE THE WARRANTS HELD BY HIM AT ANY TIME PRIOR TO THE JUNE 9, 1996 EXPIRATION DATE. AS A RESULT OF CERTAIN CHANGES TO THE COMPANY'S CAPITALIZATION, EACH 1993 CALLABLE WARRANT NOW ENTITLES THE HOLDER THEREOF TO PURCHASE 0.55 OF A SHARE OF THE COMPANY'S CLASS A COMMON STOCK BY PAYING $3.00. THUS, A WARRANT HOLDER COULD EXERCISE TWO WARRANTS (A PURCHASE PRICE OF $6.00) AND RECEIVE 1.1 SHARES OF THE COMPANY'S CLASS A COMMON STOCK.

     THE COMPANY'S BOARD OF DIRECTORS ALSO APPROVED (AT THE SAME FEBRUARY 16 MEETING) AN AMENDMENT TO THE WARRANT AGREEMENT SO AS TO PROVIDE THAT, IN EXERCISING THE 1993 CALLABLE WARRANT, EACH WARRANT HOLDER MAY USE SHARES OF THE COMPANY'S CLASS A COMMON STOCK (WHICH HAVE BEEN HELD BY SUCH HOLDER FOR A MINIMUM PERIOD OF SIX (6) MONTHS PRIOR TO THE DATE OF EXERCISE) OR MAY
USE ANY COMBINATION OF SUCH COMMON STOCK OR CASH. FOR THIS PURPOSE, THE COMPANY'S CLASS A COMMON STOCK WILL BE VALUED AT THE $7.125 CLOSING PRICE REFERRED TO ABOVE.



SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SINGED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.



                               SUPREME INDUSTRIES, INC.


APRIL 22, 1996                 BY:  /S/RICE M. TILLEY, JR.
   (DATE)                           RICE M. TILLEY, JR., ASSISTANT SECRETARY